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                                                                     EXHIBIT 5.1


[LETTERHEAD OF OPPENHEIMER]


April 7, 2000

Board of Directors
Optical Sensors Incorporated
7615 Golden Triangle Drive
Technology Park V
Eden Prairie, Minnesota 55344

Re: Registration Statement on Form S-3


Ladies and Gentlemen:

We have acted as counsel to Optical Sensors Incorporated, a Delaware corporation (the "Company"), in connection with the registration by the Company of the resale of 1,750,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), on behalf of the certain selling shareholders named therein (the "Selling Stockholders"). The Shares to be registered for resale under the Registration Statement consist of: (1) 1,400,000 shares issuable upon conversion of certain convertible promissory notes issued by the Company to the Selling Stockholders (the "Notes"); (2) 350,000 shares issuable upon exercise of certain warrants (the "Warrants") issuable upon conversion of the Notes; and (3) such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Notes and exercise of the Warrants as a result of adjustment to the conversion price and exercise price, respectively.

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with
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Board of Directors
April 7, 2000
Page 2

our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

2. The Shares being registered for resale by the Selling Stockholders under the Registration Statement have been duly authorized, and when issued, delivered and paid for in accordance with the terms of the Notes and/or Warrants, as the case may be, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP

OPPENHEIMER WOLFF & DONNELLY LLP
Plaza VII Suite 3300
45 South Seventh Street
Minneapolis, MN 55402